UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2012

CRAY INC.

(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000 Seattle, WA		98164
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000

Registrant’s facsimile number, including area code: (206) 701-2500

None

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 8, 2012, Cray Inc., a Washington corporation (“Cray”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Astro Acquisition Corp., a California Corporation and wholly owned subsidiary of Cray (“Sub”), Appro International, Inc., a California corporation (“Appro”), and Geun-Bum (Daniel) Kim, as the Shareholders’ Agent. Pursuant to the terms and conditions set forth in the Merger Agreement, Sub will merge (the “Merger”) with and into Appro with Appro continuing as the surviving corporation and as a subsidiary of Cray after the Merger. The aggregate merger consideration payable to Appro’s securityholders, including holders of outstanding options to purchase shares of Appro common stock, is equal to $25.0 million in cash, less potential working capital and other adjustments that may be made prior to the closing of the Merger and as are set forth in the Merger Agreement.

As a result of the Merger and pursuant to the Merger Agreement, at the effective time of the Merger: (i) each share of Appro capital stock (other than dissenting shares and shares owned by Appro) will be automatically converted into a right to receive a portion of the merger consideration as allocated in accordance with the terms of the Merger Agreement; (ii) all vested and outstanding options to purchase shares of Appro common stock will be canceled in exchange for the right to receive a portion of the merger consideration; and (iii) an amount of cash equal to approximately $3.1 million of the merger consideration will be placed in escrow as security for the indemnification obligations of the Appro shareholders as set forth in an escrow agreement and the Merger Agreement.

The closing of the Merger is subject to various closing conditions, including obtaining the approval of Appro’s shareholders and other customary closing conditions. The Merger Agreement may be terminated by either Cray or Appro upon the occurrence of certain events, including if the Merger has not closed by December 31, 2012. The Merger is currently expected to close in November 2012.

Certain of Appro’s former employees who continue in employment with Cray will be eligible to participate in a new Cray Bonus Plan (the “Bonus Plan”), under which these employees will be eligible to receive cash bonuses contingent upon achievement of certain performance metrics related to the contribution of Appro’s business to Cray during fiscal 2013 and 2014. The aggregate maximum amount of cash bonuses payable under the Bonus Plan is $10.6 million.

A copy of the Merger Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement has been attached as an exhibit to provide investors and securityholders with information regarding its terms. It is not intended to provide any other factual information about Cray or Appro. The representations, warranties and covenants contained in the Merger Agreement are subject to qualifications and limitations agreed to by the respective parties, including information contained in confidential schedules exchanged between the parties, were made only for the purposes of such agreement and as of specified dates and were solely for the benefit of the parties to such agreement. Certain of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to a contractual standard of materiality different from what might be viewed as material to investors. Investors are not third-party beneficiaries under the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement or the date of the closing, which subsequent information may or may not be fully reflected in Cray’s public disclosures. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of Cray or Appro or any of their respective subsidiaries or affiliates.

Item 8.01.	Other Events.

On November 9, 2012, Cray issued a press release announcing the execution of the Merger Agreement. A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated November 8, 2012, among Cray Inc., Astro Acquisition Corp., Appro International, Inc. and Geun-Bum (Daniel) Kim, as Shareholders’ Agent *

99.1	Press Release issued by Cray Inc. dated November 9, 2012

*	Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Cray agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 9, 2012	CRAY INC.

	By:	/s/ MICHAEL C. PIRAINO
Michael C. Piraino Vice President Administration, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated November 8, 2012, among Cray Inc., Astro Acquisition Corp., Appro International, Inc. and Geun-Bum (Daniel) Kim, as Shareholders’ Agent *

99.1	Press Release issued by Cray Inc. dated November 9, 2012

*	Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Cray agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.